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                                                                    Exhibit 10.2

                   AMENDED AND RESTATED MANAGEMENT AGREEMENT

          THIS AMENDED AND RESTATED AGREEMENT, entered into as of May 6, 1999, by and between IMPAC COMMERCIAL HOLDINGS, INC., a Maryland corporation, formerly known as IMH Commercial Holdings, Inc. (the "Company"), and FIC MANAGEMENT INC., a Delaware corporation (the "Manager");

                                  WITNESSETH:

          WHEREAS, the Company and RAI Advisors, LLC (the "Original Manager") are parties to that certain Management Agreement, dated as of August 4, 1997 and effective as of August 8, 1997 (the "Original Management Agreement");

          WHEREAS, the Original Manager has assigned, and Manager has assumed, the rights and obligations under the Original Management Agreement pursuant to an Assignment and Assumption Agreement, of even date herewith;

          WHEREAS, the Company and the Manager desire to amend and restate the Original Management Agreement on the terms and conditions herein set forth;

          NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the Company and the Manager hereby agree that the Original Management Agreement is hereby amended and restated in its entirety to read as follows:



          1.   Definitions.  Whenever used in this Agreement, the following
               -----------
terms, unless the context otherwise requires, shall have the following meanings:

               (a) "Affiliate" of any entity means (i) any person directly or indirectly owning, controlling or holding with power to vote, five percent (5%) or more of the outstanding voting securities of such entity; (ii) any person five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such entity; (iii) any person directly or indirectly controlling, controlled by, or under common control with, such entity; or (iv) any officer, director, partner or employee of such entity or any person set forth in (i) - (iii) above. Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five percent (25%) of the voting securities of any entity shall be presumed to control such entity. Any person who does not so own more than twenty-five percent (25%) of the voting securities of any entity shall be presumed not to control such entity. A natural person shall be presumed not to be a controlled entity.

               (b) "Affiliated Entity" means any entity that may have been or will be affiliated with the Company, including, without limitation, FIC and any REIT in which FIC owns, directly or indirectly, a beneficial interest.
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               (c) "Affiliated Manager" means FIG or any subsidiary or Affiliate of the Manager or of FIC or of FIG which provides management services (as manager or submanager) similar to those contemplated by this Agreement to the Manager, any subsidiary thereof or any entity in which the Manager owns, directly or indirectly, a beneficial interest.

               (d) "Agreement" means this Amended and Restated Management Agreement.

               (e) "Average Net Worth" for any period means the arithmetic average of the sum of the gross proceeds from any sale of the Company's equity securities, before deducting any underwriting discounts and commissions and other expenses and costs relative to the offering, plus the Company's retained earnings less dividends declared (without taking into account any losses incurred in prior periods) computed by taking the daily average of such values during such period.

               (f) "Board of Directors" means the Board of Directors of the Company.

               (g) "CMBSs" means (1) Pass-Through Certificates and (2) REMICs.

               (h) "CMO" means an adjustable or fixed-rate debt obligation
(bond) that is collateralized by Commercial Mortgages or mortgage certificates and issued by private institutions.

               (i) "Code" means the Internal Revenue Code of 1986, as amended.

               (j) "Commercial Mortgages" mean commercial mortgage assets including condo-conversion, multi-family property and cooperative apartment mortgage loans on commercial real property such as industrial and warehouse properties, office buildings, retail space and shopping malls, hotels and motels, nursing homes, hospitals, congregate care facilities and senior living centers.

               (k) "Commitment" means the document containing the terms pursuant to which the Company purchases on a forward basis Mortgage Loans from various originators, including Affiliates of the Manager.

               (l) "Company" means Impac Commercial Holdings, Inc., a Maryland corporation.

               (m) "FIC" means Fortress Investment Corp., a Maryland corporation.

               (n) "FIG" means Fortress Investment Group LLC, a Delaware limited liability company.

               (o) "GAAP" means generally accepted accounting principles.

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               (p) "Governing Instruments" means, in the case of a corporation, the articles of incorporation or charter, as the case may be, and bylaws; in the case of a partnership, the agreement of partnership or limited partnership, as applicable, and, if applicable, the certificate of limited partnership; and in the case of a limited liability company, the certificate of limited liability company and the limited liability company operating agreement.

               (q) "Manager" means FIC Management Inc., a Delaware corporation.

               (r) "Net Income" means the net income of the Company as determined by the Code before the Manager's incentive compensation, the deduction for dividends paid and any net operating loss deductions arising from losses in prior periods. The Company's interest expenses for borrowed money shall be deducted in calculating Net Income.

               (s) "Pass-Through Certificates" means securities (or interests therein) which are Qualified REIT Assets evidencing undivided ownership interests in a pool of mortgage loans, the holders of which receive a "pass-through" of the principal and interest paid in connection with the underlying mortgage loans in accordance with the holders' respective, undivided interests in the pool. Pass-Through Certificates evidence interests in loans secured by single family, but not multifamily or commercial, real estate properties.

               (t) "Qualified REIT Assets" means (i) real property (including interests in real property and interests in mortgages on real property), (ii) shares (or transferable certificates of beneficial interest) in other REITs which meet the requirements of Sections 856-859 of the Code, (iii) stock or debt instruments (not otherwise described in (i), (ii) or (iv)) held for not more than one year that were purchased with the proceeds of (a) an offering of stock in the Company (other than amounts received pursuant to a dividend reinvestment plan) or (b) a public offering of debt obligations of the Company which have maturities of at least 5 years, and (iv) a regular or residual interest in a REMIC, but only if 95% or more of the assets of such REMIC are assets described in (i) through (iii).

               (u) "REIT" means Real Estate Investment Trust as defined under
Section 856 of the Code.

               (v) "REMICS" means serially maturing debt securities secured by a pool of mortgage loans, the payment on which bear a relationship to the debt securities, and the issuer of which qualifies as a Real Estate Mortgage Investment Conduit under Section 860D of the Code.

               (w) "Reimbursable Expenses" shall have the meaning set forth in
Section 7 hereof.

               (x) "Return on Equity" means return calculated for any quarter by dividing the Company's Net Income for such quarter by the Company's Average Net Worth for such quarter.

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               (y) "Stockholders" shall mean the owners of the stock of the
Company.

               (z) "Ten Year U.S. Treasury Rate" for a quarterly period shall mean the arithmetic average of the weekly per annum Ten Year Average Yields published by the Federal Reserve Board during such quarter. In the event that the Federal Reserve Board does not publish a weekly per annum Ten Year Average Yield during any week in a quarter, then the Ten Year U.S. Treasury Rate for such week shall be the weekly per annum Ten Year Average Yields published by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company for such week. In the event that the Company determines in good faith that for any reason the Company cannot determine the Ten Year U.S. Treasury Rate for any quarter as provided above, then the Ten Year U.S. Treasury Rate for such quarter shall be the arithmetic average of the per annum average yields to maturity based upon the daily closing bids during such quarter for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than securities which can, at the option of the holder, be surrendered at face value in payment of any federal estate tax) with a final maturity date not less than eight nor more than twelve years from the date of each such quotation, as chosen and for each business day (or less frequently if daily quotations shall not be generally available) in each such quarterly period in New York City to the Company by at least three recognized dealers in U.S. Government securities selected by the Company.

          (aa) "Unaffiliated Director" means a Director who is independent of the Company or any manager of the Company (including the Manager).

          2.   General Duties of the Manager.  Subject to the supervision and
               -----------------------------
approval of the Board of Directors, the Manager shall provide services to the Company, and to the extent directed by the Board of Directors, shall provide similar services to any subsidiary or Affiliate of the Company, as follows:

               (a) serve as the Company's consultant with respect to formulation of investment criteria by the Board of Directors;

               (b) advise as to the issuance of Commitments on behalf of the Company to purchase Commercial Mortgages or purchasing Commercial Mortgages and CMBSs meeting the investment criteria set from time to time by the Board of Directors;

               (c) advise, negotiate and oversee the securitization of the Company's Commercial Mortgages in REMICs or CMOs and negotiate terms with rating agencies and coordinate with investment-bankers as to structure and pricing of the securities formed by the Company as directed by the Board of Directors;

               (d) advise the Company in connection with and assist in its long-term investment operations;

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               (e) furnish reports and statistical and economic research to the
Company regarding the Company's activities and the services performed for the Company by the Manager;

               (f) monitor and provide to the Board of Directors on an on-going basis price information and other data, obtained from certain nationally-recognized dealers who maintain markets in Commercial Mortgages identified by the Board of Directors from time to time, and provide data and advice to the Board of Directors in connection with the selection and identification of such dealers;

               (g) provide the executive and administrative personnel, office space and services required in rendering services to the Company, which includes contracting with appropriate third parties, which may include any Affiliated Entity or any Affiliated Manager, to provide various services including facilities and costs related therewith, technology, management information systems, human resource administration, general ledger accounts, check processing, accounts payable and other similar operational or administrative services;

               (h) oversee the day-to-day operations of the Company and supervise the performance of such other administrative functions necessary in the management of the Company as directed by the Board of Directors;

               (i) advise and negotiate agreements on behalf of the Company with banking institutions and other lenders to provide for the short-term borrowing of funds by the Company, as directed by the Board of Directors;

               (j) communicate on behalf of the Company with the holders of the equity and debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies and maintain effective relations with such holders of the Company's securities, as directed by the Board of Directors;

               (k) advise as to the designation of a servicer for those loans purchased or originated by the Company;

               (l) counsel the Company in connection with policy decisions to be made by the Board of Directors;

               (m) upon request by and in accordance with the direction of the Board of Directors, invest or reinvest any money of the Company; and

               (n) as approved and directed by the Board of Directors, perform such other services as may be required for management and other activities relating to the assets of the Company as the Manager shall deem appropriate under the particular circumstances.

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          The Company agrees that the Manager may delegate any of its duties and responsibilities hereunder to appropriate third parties, which may include any Affiliated Entity or an Affiliated Manager.

          3.   Additional Activities of Manager.  Nothing herein shall prevent
               --------------------------------
the Manager or its Affiliates, or any Affiliated Manager from engaging in other businesses or from rendering services of any kind to any other person or entity (including, without limitation, FIC, Fortress Partners, L.P. and any subsidiary, Affiliate or preferred stock subsidiary of, or other entity directly or indirectly owned in whole or in part by, any of the foregoing), including investment in or advisory service to others investing in any type of real estate investment, including investments which meet the principal investment objectives of the Company or its Affiliates. Directors, officers, employees and agents of the Manager and any Affiliated Manager, or Affiliates of either, may serve as directors, officers, employees, agents, nominees or signatories for the Company, any subsidiary or Affiliate of the Company or any Affiliated Entity to the extent not prohibited by such entity's Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

          4.   Records.  The Manager shall maintain appropriate books of account
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and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by officers of the Company or officers of any subsidiary of the Company at any time during normal business hours. The Manager agrees to keep confidential any and all information it obtains from time to time in connection with the services it renders hereunder and shall not disclose any portion thereof to third parties which are not Affiliates of the Company, an Affiliated Entity, the Manager or an Affiliated Manager except with the prior written consent of the Company, any subsidiary of the Company and any entity of which the Company owns an economic interest.

          In addition, to the extent executive officers of the Manager provide services to the Company and its Affiliates through this Agreement, the Manager will cause such executive officers to enter into non-competition and confidentiality agreements so that they will not, directly or indirectly, compete with the business of the Company and such Affiliates; provided, however,
                                                              --------  -------
that the executive officers may provide services to any Affiliated Entity, the Manager, any Affiliated Manager or any Affiliate of any of the foregoing and the executive officers may perform their respective duties as employees of any of the foregoing.

          5.   Obligations of Manager.  Anything else in this Agreement to the
               ----------------------
contrary notwithstanding, the Manager shall refrain from any action which in its sole judgment made in good faith (i) would adversely affect the status of the Company and any subsidiary of the Company as a REIT; (ii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company and such subsidiary; or (iii) which would otherwise not be permitted by the Company's or its subsidiary's Governing Instruments, except that if any of such actions shall be ordered by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager's judgment that such action would adversely affect such status or violate any such law,

                                       6
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rule or regulation or the Governing Instruments and shall refrain from taking such action pending further clarification or instructions from the Board of Directors. If the Board of Directors thereafter instructs the Manager, despite the Manager's notification as provided herein, to take any such action and the Manager so acts upon the instructions given, the Manager shall not be responsible for any loss of the Company's or its subsidiary's status as a REIT or violation of any law, rule or regulation or the applicable Governing Instruments caused thereby.

          6.   Compensation.
               ------------

               (a) If the Company's annualized Return on Equity during any fiscal quarter (computed by multiplying the Return on Equity for such fiscal quarter by four) is in excess of the Ten Year U.S. Treasury Rate plus 2%, the Company will pay the Manager, for such quarter, an amount equal to 25% of such excess (the "Performance Fee"), but in no event shall any payment of compensation under this subsection reduce the Company's annualized Return on Equity for such quarter to less than the Ten Year U.S. Treasury Rate plus 2%.

               (b) The Manager shall compute the compensation payable under Subsection (a) within 60 days after the end of each calendar quarter, with the exception of the fourth quarter for which compensation shall be computed within 30 days. In any event, the compensation payable under Subsection (a) shall be calculated before any income distributions are made to stockholders for the corresponding period. A copy of the computations made by the Manager to calculate its compensation shall thereafter be promptly delivered to any executive officer of the Company and, upon such delivery, payment of the compensation earned under Subsection (a) shown therein shall be due and payable within 90 days after the end of such calendar quarter. The compensation due and payable to the Manager under Subsection (a) shall be paid to the Manager in the subsequent quarter in which the incentive compensation was earned. The aggregate amount of the Manager's compensation for each fiscal year shall be adjusted within 120 days after the end of such fiscal year so as to provide compensation for such year in the annual amounts stated in Subsection (a) and any excess owed to, or shortfall owed by, the Manager with respect to such compensation, collectively, shall be promptly remitted by, or paid to, the Company. In the event that the time in which the compensation is paid by the Company to the Manager violates the Company's status to be taxed as a REIT, both parties shall mutually agree to modify the time set forth in this Section in which the Manager will be paid the compensation earned under Subsection (a).

          7.   Reimbursable Expenses of the Manager.  Without regard to the
               ------------------------------------
compensation received hereunder by the Manager, the Company or any subsidiary of the Company shall reimburse the Manager for its expenses, as set forth in
Section 8, and without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Company or any subsidiary of the Company shall, at the Manager's election, be paid by the Manager and reimbursed to the Manager by the Company (collectively, "Reimbursable Expenses") or paid directly by the Company:

               (a) The pro rata employment expenses of the personnel and executive officers employed by the Manager or, to the extent duties and responsibilities of the Manager

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hereunder are delegated to an Affiliated Manager, employed by such Affiliated
Manager, including, but not limited to, salaries, wages, payroll taxes, and the cost of employee benefit plans;

          (b) Travel and other expenses of directors, officers and employees of the Manager and, as applicable an Affiliated Manager, and of directors, officers, or employees of the Company or any subsidiary of the Company who are also directors, officers or employees of the Manager, except expenses of such persons who are directors of the Company or any subsidiary of the Company incurred in connection with attending meetings of the Board of Directors or meetings of holders of the securities of the Company or any subsidiary of the Company or expenses of persons who are directors, officers, or employees of the Company or any subsidiary of the Company incurred in connection with attending meetings, conferences or conventions which relate solely to the business affairs of the Company or any subsidiary of the Company;

          (c) Rent, telephone, utilities, office furniture, equipment and machinery (including computers, to the extent utilized) and other office expenses (such as asset/liability software, modeling software and other software and hardware) of the Manager and, as applicable an Affiliated Manager, needed in order to perform the Manager's duties as set forth in Section 2 herein;

          (d) Bookkeeping fees and expenses of the Company and the Manager and, as applicable an Affiliated Manager, including any costs of computer services in connection with this function;

          (e) Amounts payable by the Manager pursuant to submanagement agreements with outside third parties, including any Affiliated Managers, to provide various services to the Company including facilities and costs related therewith, technology, management information systems, human resource administration, general ledger accounts, check processing, accounts payable and other similar operational services;

          (f) Miscellaneous administrative expenses incurred in supervising and monitoring the Company's investments or any subsidiary's investments or relating to performance by the Manager of its functions hereunder;

          (g) The cost of borrowed money of the Company;

          (h) All taxes applicable to the Company or any subsidiary of the Company including interest and penalties thereon;

          (i) Legal audit, accounting, underwriting, brokerage, listing, rating agency, registration and other fees, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company's or any subsidiary's equity securities or debt securities;

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

          (j) Fees and expenses paid to independent contractors, consultants, managers, and other agents employed directly by the Company or any subsidiary of the Company or by the Manager or an Affiliated Manager at the Company's or such subsidiary's request for the account of the Company or any subsidiary of the Company, it being understood that the Manager (or an Affiliated Manager) shall have the right to cause any such services to be rendered by its employees or Affiliates; provided, that such costs thereof to be reimbursed by the Company
            --------
hereunder are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's length basis;

          (k) Expenses connected with the acquisition, disposition and ownership of the Company's or any subsidiary's investment assets (including without limitation commitment fees, brokerage fees, guaranty fees and hedging fees), including but not limited to ad valorem taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned by the Company or any subsidiary of the Company; and with regard to brokerage fees, it is understood that neither the Manager, any Affiliated Manager, nor any Affiliate of either shall charge a brokerage commission or similar fee to the Company or any subsidiary of the Company in connection with the acquisition, disposition or ownership of the Company's or any subsidiary's investment assets;

          (l) The expenses of organizing, modifying or dissolving the Company or any subsidiary of the Company;

          (m) All insurance costs incurred in connection with the Company or any subsidiary of the Company;

          (n) Expenses connected with payments of dividends or interest or distributions in each or any other form made or caused to be made by the Board of Directors to holders of the securities of the Company or any subsidiary of the Company;

          (o) Expenses connected with the structuring of the issuance of CMBSs by the Company or any subsidiary of the Company, including but not limited to trustee's fees, insurance premiums, and costs of required credit enhancements,

          (p) All expenses by third parties connected with communications to holders of equity securities or debt securities of the Company or any subsidiary of the Company and the other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company's or any subsidiary's securities and reports to third parties required under any indenture to which the Company or any subsidiary of the Company is a party;

          (q) Transfer agent's and registrar's fees and charges;

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          (r) Fees and expenses paid to directors of the Company or any subsidiary of the Company, the cost of director and officer liability insurance and premiums for fidelity and errors and omissions insurance;

          (s) Legal, accounting and auditing fees and expenses relating to the Company's or any subsidiary's operations, it being understood that the Manager (or an Affiliated Manager) shall have the right to cause any such services to be rendered by its employees or Affiliates; provided, that such costs thereof to be
                                         --------
reimbursed by the Company hereunder are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's length basis;

          (t) Any judgment rendered against the Company or any subsidiary of the Company, or against any director of the Company or any subsidiary of the Company in his capacity as such for which the Company or any subsidiary of the Company is required to indemnify such director, by any court or governmental agency;

          (u) Expenses relating to any office or office facilities maintained by the Company or any subsidiary of the Company separate from the office of the Manager;

          (v) Expenses related to the servicing and subservicing of Commercial Mortgages;

          (w) All offering expenses (including accounting, legal, printing, clerical, personnel, filing and other expenses) incurred in connection with any offering of debt in or equity of the Company; and

          (x) Other miscellaneous expenses of the Company or any subsidiary of the Company.

     8.   Computation of Reimbursable Expenses.
          ------------------------------------

          (a) The Company shall reimburse the Manager for all Reimbursable Expenses on a dollar for dollar basis. Furthermore, the Company shall pay an additional service charge to the Manager of 15% of the portion of Reimbursable Expenses incurred directly by the Manager; provided, however, that no such 15%
                                           --------  -------
service charge will be paid to third party service providers.

          (b) For the period commencing on the date hereof and ending August 8, 2000, the Company shall pay to the Manager a minimum amount of $500,000 per annum (which includes the 15% service charge) for Reimbursable Expenses, pro rated for the partial year commencing on the date hereof and ending August 8, 1999. Thereafter, the Company shall only reimburse the Manager for Reimbursable Expenses incurred, plus the additional 15% service charge contemplated in Subsection (a).

               (c) The Manager shall compute the Reimbursable Expenses payable under Subsections (a) and (b) within 10 days after the end of each month. A copy of the computations made by the Manager to calculate its reimbursements shall thereafter be promptly delivered to any executive officer of the Company and, upon such delivery, payment of reimbursements under Subsection (a) and (b) shown therein shall be due and payable within 15 days after the end of such month. The Reimbursable Expenses due and payable to the Manager under Subsections (a) and
(b) shall be paid to the Manager in the month immediately following the month in which such Reimbursable Expenses were incurred.

          9.   Limits of Manager Responsibility.  (a) The Manager assumes no
               --------------------------------
responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 5 above. The Manager any Affiliated Manager, and the directors, officers, shareholders, members and employees of either will not be liable to the Company, any subsidiary of the Company, the members of the Board of Directors (including the Unaffiliated Directors) or the Company's or its subsidiary's stockholders for any acts performed by the Manager, and Affiliated Manager, or the directors, officers, shareholders, members and employees thereof in accordance with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties. The Company or its subsidiaries shall reimburse, indemnify and hold harmless the Manager, any Affiliated Manager, and the shareholders, directors, officers, members and employees thereof from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever in respect of or arising from any acts or omissions of the Manager, such Affiliated Manager, and the shareholders, directors, officers, members and employees thereof made in good faith in the performance of the Manager's duties under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

               (b) The Manager shall reimburse, indemnify and hold harmless the Company, any subsidiaries, or any of their stockholders, directors, officers and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims (including, without limitation, reasonable attorneys fees) arising out of any willful and intentional misstatements of fact made by the Manager or any Affiliated Manager in connection with this Agreement and the services to be rendered hereunder.

          10.  No Joint Venture.  The Company and the Manager are not partners
               ----------------
or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liabilities as such on either of them.

          11.  Term.  This Agreement shall continue in force until December 3l,
               ----
2002 and thereafter it may be extended with the consent of the Manager and by the affirmative vote of a

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majority of the Unaffiliated Directors or by a vote of the holders of a majority of the outstanding shares of Common Stock of the Company. Each extension shall be executed in writing by all parties hereto before the expiration of this Agreement or of any extension thereof.

          12.  Termination for Cause.  This Agreement, or any extension hereof,
               ---------------------
may be terminated by either party for cause immediately upon written notice, such termination, if made by the Company, to be effected by a majority vote of the Unaffiliated Directors or by a vote of a majority of the holders of the Company's Common Stock. Grounds for termination for cause will occur with respect to a party if:

               (a) Such party shall have violated any material provision of this Agreement and, after written notice of such violation, shall not cure such default within 30 days; or

               (b) There is entered an order for relief or similar decree or order with respect to such party by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or such party (A) ceases or admits in writing its inability to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (B) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of such party or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against such party and continue undismissed for 30 days; (C) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against such party without such authorization, application or consent and are approved as properly instituted and remain undismissed for 30 days or results in adjudication of bankruptcy or insolvency; or (D) permits or suffer all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 30 days.

          Each party agrees that if any of the events specified in this Section 12 shall occur, it will give prompt written notice thereof to the other party's Board of Directors after the happening of such event.

          In addition to the foregoing, grounds for termination for cause will occur with respect to the Manager if the Manager has engaged in willful misconduct in the performance of its duties hereunder, the effect of which has a direct material adverse effect on the financial condition and operations of the Company in the aggregate.

          If this Agreement is terminated pursuant to this Section, such termination shall be without any further liability or obligation of either party to the other, except as provided in Section 15.

          13.  Termination Without Cause. The Company may terminate this
               -------------------------
Agreement without cause upon 60 days prior written notice, by a majority vote of the Unaffiliated Directors or by a vote of the holders of a majority of the outstanding shares of the Company's Common Stock. In the event this Agreement is terminated by the Company without cause, or in the event this Agreement is not renewed by the Company without cause, the Company, in addition to its obligations under Section 15, shall pay the Manager a termination or non-renewal fee determined by an independent appraisal. Such appraisal shall be conducted by a nationally-recognized appraisal firm mutually agreed upon by the parties and the costs of such appraisal shall be borne equally by the parties. If the parties are unable to agree upon such appraisal firm within 30 days following notice of termination or, in the event of non-renewal, the termination date, then each party shall as soon as reasonably practicable, but in no event more than 45 days following notice of termination or, in the event of non-renewal, the termination date, choose a nationally-recognized independent appraisal firm to conduct an appraisal. In such event, (i) the termination fee shall be deemed to be the average of the appraisals as conducted by each party's chosen appraiser and (ii) each party shall pay the costs of its appraiser so chosen. Any appraisal conducted hereunder shall be performed no later than 45 days following selection of the appraiser or appraisers. The foregoing provisions of this Section 13 shall not apply in the event of a termination of this Agreement made in accordance with the provisions of Section 28 hereof.

          14.  Assignment; Subcontract.  (a) Subject to Section 14(b), this
               -----------------------
Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager unless such assignment is consented to in writing by the Company with the consent of a majority of the Unaffiliated Directors. Such an assignment shall bind the assignee hereunder in the same manner as the Manager is bound hereunder and, to further evidence its obligations hereunder, the assignee shall execute and deliver to the Company a counterpart of this Agreement. This Agreement shall not be assignable by the Company without the consent of the Manager, except in the case of assignment by the Company to a real estate investment trust or other organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound hereunder and shall execute and deliver to the Manager a counterpart of this Agreement.

               (b) The Company and the Manager agree that the Manager may (i) assign all or any portion of this Agreement to FIC, FIG, Fortress Partners, L.P., an Affiliate of any of the foregoing or of the Manager or to an Affiliated Manager; and (ii) enter into a subcontract for the provision of such of the management services required hereunder as the Manager deems necessary with any third party, including any permitted assign under clause (i) foregoing, and the Company hereby consents to the entering into and performance of such subcontract; provided, however, that
             --------  -------
no such arrangement between the Manager and a third party shall relieve the Manager of any of its duties or obligations hereunder.

          15.  Action Upon Termination.  From and after the effective  date  of
               -----------------------
termination of this Agreement, pursuant to Sections 12, 13 or 14 hereof, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation and Reimbursable Expenses accruing to the date of termination, subject to adjustments on an annualized basis in accordance with Section 6(b) and subject to the Reimbursement Expense minimum amount of $500,000 per annum through August 8, 2000. The Manager shall forthwith upon such termination deliver to the Board of Directors all property and documents, corporate records, reports and software of the Company or any subsidiary of the Company then in the custody of the Manager. The foregoing provisions of this Section 15 shall apply in the event of a termination of this Agreement made in accordance with the provisions of Section 28 hereof.

          16.  Representations and Warranties.
               ------------------------------

               (a) The Company hereby represents and warrants to the Manager as follows:

                   (i) Corporate Existence.  The Company is a corporation duly
                       -------------------
organized, validly existing and in good standing under the laws of Maryland, has the power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of such jurisdictions where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole.

                   (ii) Corporate Power; Authorization; Enforceable Obligations.
                        -------------------------------------------------------
The Company has the corporate power, authority and legal right to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws now or hereafter in effect relating to the rights and remedies of creditors generally, and general principles of equity.

                   (iii) No Legal Bar to This Agreement.  The execution,
                         ------------------------------
delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by the Company or any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

               (b) The Manager hereby represents and warrants to the Company as follows:

                   (i) Corporate Existence.  The Manager is a corporation duly
                       -------------------
organized, validly existing and in good standing under the laws of Delaware, has the power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole. The Manager does not do business under any fictitious business name.

                   (ii) Company Power; Authorization; Enforceable Obligations.
                        -----------------------------------------------------
The Manager has the power, authority and legal right to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and its execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitations, shareholders and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

                   (iii) No Legal Bar to This Agreement.  The execution,
                          ------------------------------
delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provision of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

                   (iv) Ability to Perform.  The Manager has, or has the
                        ------------------
ability, through submanagement agreements or otherwise, to procure the services of one or more third parties who have, the requisite knowledge, abilities, financial and other resources and willingness to perform the duties of the Manager hereunder.

          17.  Arbitration.
               -----------

               (a) Each controversy, dispute or claim between the parties arising out of or relating to this Agreement, which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a party subject to this Agreement gives written notice to the other that a controversy, dispute or claim exists), will be settled by binding arbitration in Orange County, California in accordance with the rules of the American Arbitration Association, which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim, and the parties hereto waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than in a State Court of California or a Federal Court of the United States of America, located in Orange County, California (the "Court"). Any decision rendered by the arbitrator and such arbitration will be final, binding and conclusive, subject to Section 17(c).

               (b) Except as expressly set forth in this Agreement, the arbitrator shall determine the manner in which the proceeding is conducted, including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the proceeding. All proceedings and hearings conducted before the arbitrator, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the arbitrator. The party making such a request shall have the obligation to arrange for any pay for the court reporter. The costs of the court reporter shall be borne equally by the parties.

               (c) The arbitrator shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The arbitrator shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The arbitrator shall issue a single judgment at the close of the proceeding which shall dispose of all of the claims of the parties that are the subject of the proceeding. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the arbitrator. The parties hereto expressly reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a proceeding governed under this provision.

          18.  Notices.  All notices, requests, demands and other communications
               -------
provided for hereunder shall be in writing (including telegraphic or facsimile communications) and shall be mailed (return receipt requested), telegraphed, sent by facsimile, overnight courier or hand delivered to each party at the address set forth as follows, or at such other address as either party may designate by notice to the others, and any such notice, request, demand or other communication shall be effective upon receipt:

               The Company:

                    Impac Commercial Holdings, Inc.
                    20371 Irvine Avenue
                    Santa Ana Heights, California 92707
                    Telephone:  (714) 556-0122
                    Facsimile:  (714) 433-2122
                    Attention:  Joseph R. Tomkinson
                                Chief Executive Officer

               The Manager:

                    FIC Management Inc.
                    1301 Avenue of the Americas
                    New York, New York 10119
                    Telephone:  (212) 798-6110
                    Facsimile:  (212) 798-6122
                    Attention:  Randal A. Nardone
                                Chief Operating Officer and Secretary

          Either party may at any time give notice in writing to the other party of a change of its address for the purpose of this Section 18.

          19.  Amendments.  This Agreement shall not be amended, changed,
               ----------
modified, terminated or discharged in whole or in part except by an instrument in writing signed by all parties hereto, or their respective successors or permitted assigns, or otherwise as provided herein. The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

          20.  Successors and Assigns.  This Agreement sha1l become effective
               ----------------------
when it is executed by all parties and thereafter shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

          21.  Attorneys' Fees.  In the event that any party shall bring an
               ---------------
action or proceeding in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expense of litigation or arbitration, including reasonable attorney's fees, court costs, costs of investigation and other costs reasonably related to such proceeding.

          22.  Governing Law.  This Agreement shall be governed, construed and
               -------------
interpreted in accordance with the laws of the State of California.

          23.  Headings and Cross References.  The section headings hereof have
               -----------------------------
been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement. Any reference in this Agreement to a "Section" or "Subsection" shall be construed, respectively, as referring to a section of this Agreement or a subsection of a section of this Agreement.

          24.  Severability.  The invalidity or unenforceability of any
               ------------
provision of this Agreement shall not affect the validity of any other provision, and all other provisions shall remain in full force and effect.

          25.  Entire Agreement.  This Agreement contains the entire agreement
               ----------------
of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. This Agreement supersedes any and all prior agreements, written or oral, between the parties hereto.

          26.  Waiver.  Any forbearance by a party to this Agreement in
               ------
exercising any right or remedy under this Agreement or otherwise afforded by applicable law shall not by a waiver of or preclude the exercise of that or any other right or remedy.

          27.  Execution in Counterparts.  This Agreement may be executed in one
               -------------------------
or more counterparts, any of which shall constitute an original as against any party whose signature appears on it, and all of which shall together constitute a single instrument. This Agreement shall become binding when one or more counterpart, individually or taken together, bear the signatures of both parties.

          28.  Buy-In of Management Agreement.  In the event that the Company
               ------------------------------
and the Manager mutually determine to "internalize" management of the Company and, accordingly to terminate this Agreement, (a) this Agreement will terminate and (b) the Company will pay to or at the direction of the Manager the Termination Payment (as hereinafter defined) on the Termination Date (as hereinafter defined). The term "Termination Date" as used herein means the date agreed to in writing by the Company and the Manager as the date on which the "internalization" of the management of the Company is effective. The term "Termination Payment" as used herein means the payment of cash or common stock of the Company as mutually agreed and as described below, in an amount equal to the product of (a) the Stock Multiple (as hereinafter defined) and (b) the aggregate of the amounts payable pursuant to this Agreement to the Manager and any Affiliated Manager (without duplication) for the twelve month period ended immediately prior to the month in which the Termination Date occurs. The term "Stock Multiple" as used herein means (a) the volume weighted average of the closing prices of the Company's common equity on the American Stock Exchange and/or any other exchange(s) on which the Company's common equity is traded during the twenty (20) days immediately preceding the Termination Date (the "Termination Price"), divided by (b) the Company's earnings per share for the twelve month period ended immediately prior to the month in which the Termination Date occurs. For purposes of calculating the Termination Payment, the price of the common stock consideration will be equal to the Termination Price.

            [The remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first above written.

                             IMPAC COMMERCIAL HOLDINGS, INC.



                             By:/s/ Joseph R. Tomkinson
                                    Name:  Joseph R. Tomkinson
                                    Title: Chief Executive Officer


                             FIC MANAGEMENT INC.



                             By:/s/ Randal A. Nardone
                                    Name:  Randal A. Nardone
                                    Title: Chief Operating Officer and Secretary